Exhibit 99.1

Ecoark Announces $4.2 Million Registered Direct Offering

Rogers, AR (March 14, 2018) – Ecoark Holdings, Inc. (“Ecoark”), to be renamed Zest Technologies, Inc., (OTCQX: ZEST), an innovative AgTech company, today announced that it has entered into definitive agreements with certain institutional investors for an offering of 2,500,000 shares of common stock, at a price per share of $1.68, issued with warrants to purchase 2,500,000 shares of common stock. The warrants have an exercise price of $2.00 per share and will expire five years from the date of issuance. The closing of the offering is expected to take place on or about March 16, 2018, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as lead placement agent and The Benchmark Company, LLC is acting as co-placement agent in connection with this offering. Gross proceeds from the offering are expected to be approximately $4.2 million, excluding potential proceeds from the exercise of the warrants. After deducting the placement agents commission and other estimated offering expenses payable by Ecoark, the net proceeds to Ecoark are anticipated to be approximately $3.8 million. Ecoark intends to use the net proceeds of the offering for general corporate purposes and working capital.

The securities described above are being offered by Ecoark Holdings pursuant to a shelf registration statement (File No. 333-213186) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ecoark Holdings, Inc.

Ecoark Holdings, Inc., to be renamed Zest Technologies, Inc., (OTCQX: ZEST) is focused on improving the agriculture and supply chain industries through innovative AgTech solutions for growers, processors, ranchers, restaurants and retail grocers. The Company offers a suite of proven solutions that address the $161 billion fresh food waste problem, improve delivered freshness, and provide true transparency for the fresh produce, meat and seafood supply chains. To learn more about Zest Labs, please click here. To watch a video about Zest Fresh, please click here.

Forward-Looking Statements Disclaimer

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations and statements relating to our expectations regarding the completion of the proposed registered offering. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Other factors that may cause such a difference include, without limitation, risks and uncertainties related to market and other conditions, the satisfaction of customary closing conditions related to the proposed registered offering and the impact of general economic, industry or political conditions in the United States or internationally. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contacts:

Investor Relations:

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Public Relations:

Keith Watson

fama PR

617-986-5001

ecoark@famapr.com